UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 18, 2009
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue
New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2009, the term of Stephen L. Green, Chairman of the Board of Directors (the “Board”) of Gramercy Capital Corp. (the “Company”) as a Class II director of the Company expired as a result of Mr. Green’s decision not to stand for re-election at the Company’s 2009 annual stockholders meeting on June 18, 2009 (the “Annual Meeting”).  Mr. Green has advised the Company that his decision not to stand for re-election was made in light of the Company’s previously announced internalization of its former external manager, and not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operations, policies or practices.  The Board will fill the vacancy resulting from Mr. Green’s decision not to stand for re-election in accordance with the Company’s amended and restated by-laws.

Marc Holliday continues to serve as a Class III director of the Company, but has reaffirmed to the Company his intention to resign from the Board in the near future. Mr. Holliday has advised the Company that his decision to step down from the Board was made in light of the Company’s previously announced internalization of its former external manager, and not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

A press release announcing Mr. Green’s resignation is attached hereto as Exhibit 99.1

Item 9.01       Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description

99.1	Press release, dated June 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 23, 2009

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press release, dated June 19, 2009.